December 11, 1998

James M. LaGanke, P.C.
202 E. Earll, #340
Phoenix, AZ 85012
(602) 279-6399
FAX (602) 279-5509

RE: United States Bankruptcy Court for the District of Arizona
    In re CENTURY PACIFIC CORPORATION AKA
          CENTURY PACIFIC FINANCIAL CORPORATION
    No. 96-00935-PHX-RTB
    Chapter 11 Proceeding

1. In accordance with the order dated July 22, 1998, creditors holding unsecured non-priority claims were paid in full by the issuance of 18,624,426 unrestricted shares of common stock of the debtor. Additionally in accordance with the terms of the plan related to the acquisition of Tempe Medical Equipment, an operating subsidiary of Natural Technologies, Inc., 19,828,505 unrestricted shares have been authorized and requested for issue by Alpha Tech Stock Transfer to consummate this acquisition in accordance with the terms of the approved plan.

Sincerely yours,

CENTURY PACIFIC CORPORATION, AKA
CENTURY PACIFIC FINANCIAL CORPORATION
1422 N. 44th Street, Suite 211
Phoenix, AZ 85008
(602) 267-7007
FAX (602) 267-0373

By /s/ Carlton V. Phillips
   ---------------------------------
   Carlton V. Phillips, President